Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Telix Pharmaceuticals Limited of our report dated February 20, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Telix Pharmaceuticals Limited’s Annual Report on Form 20-F for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers
Melbourne, Australia
February 20, 2026